EX-99.j OTHER OPININ

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A our report dated February 27, 2014, relating to the financial statements and financial highlights of The Integrity Funds, comprising the Williston Basin/Mid-North America Stock Fund, Integrity Growth & Income Fund, Integrity High Income Fund and Integrity Dividend Harvest Fund, for the year ended December 31, 2013, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

April 29, 2014